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EMERSON REACHES AGREEMENT TO SELL MAJORITY INTEREST IN EMBEDDED COMPUTING & POWER BUSINESS TO PLATINUM EQUITY

ST. LOUIS, August 6, 2013 - Emerson (NYSE: EMR) today announced an agreement to sell a 51 percent stake in its embedded computing and power business to Platinum Equity. Emerson will receive approximately $300 million in cash and will retain a 49 percent noncontrolling interest in the business, which will operate as an independent company. Share repurchase will be increased by $600 million to offset associated earnings dilution.
"After extensive consideration, we have found an arrangement to exit this business in a manner that maximizes its value for our shareholders,” said Emerson Chairman and Chief Executive Officer David N. Farr. “The embedded computing and power business is a technology leader in the industry it serves, but no longer fits strategically in our portfolio. The transaction with Platinum will allow us to immediately focus on our core businesses while also participating in the upside from repositioning the business as it focuses on growth as an independent company."
With revenue of approximately $1.4 billion in 2012, Emerson's embedded computing and power business, based in Carlsbad, Calif., is a market leader in the design and supply of technologies used in communications and computing equipment and other applications.
"We have forged a strong partnership with Emerson, coming together in a way that will create success for everyone,” said Platinum Equity Chairman and Chief Executive Officer Tom Gores.  “We will build on the foundation established under Emerson to further position the business as a strong and innovative competitor in the marketplace."
The transaction is expected to close in approximately three to six months, upon securing regulatory approvals in various countries. Once the transaction is completed, Emerson's interest in the new entity will be reported using the equity method of accounting. Sales and earnings from the embedded computing and power business will continue to be reported in Emerson's 2013 results, which will include a noncash pretax goodwill impairment of $503 million related to the business.
"Platinum Equity worked closely with Emerson to craft a transaction solution customized to meet both Emerson's needs and the needs of the business,” said Jacob Kotzubei, the partner at Platinum Equity who led the team pursuing this transaction. “We are excited to work with Emerson and the EC&P management team to help grow the business and reinforce its position as a premier provider of highly engineered customized power and embedded computing products."
Today at 2 p.m. ET, Emerson management will discuss third quarter 2013 results and further details of this transaction during a conference call. Interested parties may listen to the live conference call via the Internet by visiting Emerson's website at www.Emerson.com/financial and completing a brief registration form. A replay of the conference call will remain available for approximately three months.

About Emerson
Emerson (NYSE: EMR), based in St. Louis, Missouri (USA), is a global leader in bringing technology and engineering together to provide innovative solutions for customers in industrial, commercial, and consumer markets around the world. The company is comprised of five business segments: Process Management, Industrial Automation, Network Power, Climate Technologies, and Commercial & Residential Solutions. Sales in fiscal 2012 were $24.4 billion. For more information, visit www.Emerson.com.

About Platinum Equity
Platinum Equity (www.platinumequity.com) is a global M&A&O® firm specializing in the merger, acquisition and operation of companies that provide services and solutions to customers in a broad range of business markets, including information technology, telecommunications, logistics, metals services, manufacturing and distribution. Since its founding in 1995 by Tom Gores, Platinum Equity has completed more than 150 acquisitions.

Forward-Looking and Cautionary Statements
Statements in this press release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include our ability to complete the embedded computing and power transaction, as well as economic and currency conditions, market demand, pricing, protection of intellectual property, and competitive and technological factors, among others, as set forth in the Company's most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.

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